SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Ranger Funds Investment Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

300 Crescent Court

Suite 1100

Dallas, TX  75201

TELEPHONE NUMBER: (214) 871-5207

NAME AND ADDRESS OF
AGENT FOR SERVICE OF PROCESS:

National Corporate Research, Ltd.

615 South DuPont Highway

Dover, Delaware 19901

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

/X/Yes

/ /No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Dallas and State of Texas on this 29th day of June, 2011.

ATTEST:	Ranger Funds Investment Trust

/s/ K. Scott Canon	/s/ Nim Hacker
By: K. Scott Canon, Secretary	By: Nim Hacker, Trustee